Exhibit 99.1

Agile Therapeutics Appoints Chief Financial Officer

Dennis P. Reilly to bring commercial experience to management team

Appointment Effective August 5, 2019

PRINCETON, NJ,  July 18, 2019  Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s healthcare company, today announced the appointment of Dennis P. Reilly as Chief Financial Officer effective August 5, 2019.

“We look forward to Dennis joining the Agile team.  He is an experienced CFO who brings a timely combination of financial acumen and commercial and business development experience that can help us prepare for the potential commercialization of our lead product candidate, Twirla®(AG200-15).” said Al Altomari, Chairman and Chief Executive Officer of Agile. “We remain focused on seeking approval of Twirla and building a robust women’s health company.  We are committed to making the investments and assembling the team we need to achieve those goals.”

Mr. Reilly has had significant experience with commercial companies in the pharmaceutical and diagnostics sectors. Most recently, from 2017 to 2019, he served as Chief Financial and Operations Officer of Invisible Sentinel, Inc., a Philadelphia-based diagnostics company that was sold to BioMeriux, a French biotechnology company, where he contributed to the initial commercial growth of the company.  From 2009 to 2017, Mr. Reilly was the Chief Financial Officer of NeoStrata Company, Inc., a Princeton, New Jersey based global leader in dermocosmetics, which was sold to Johnson & Johnson Consumer Inc. in 2017, and where he oversaw several important initiatives to restructure the company and return it to financial growth. Prior to that, from 2005 to 2008, he served as the Chief Financial Officer, and prior to that role as Controller, of Barrier Therapeutics, Inc., a  public dermatology focused specialty pharmaceutical company, which was sold to Steifel Laboratories, Inc. in 2008.  Mr. Reilly was the Corporate Controller at the Medicines Company from 2002 to 2005.  Mr. Reilly is a C.P.A., who received his B.S. in Accounting from Villanova and his M.B.A. from Virginia Tech.

“I am excited about Agile’s potential to become a commercial company and am thrilled to be joining the company at this pivotal time.  I look forward to helping the company achieve success and create additional value,” said Mr. Reilly.

About Twirla® (AG200-15)

Twirla (levonorgestrel/ethinyl estradiol transdermal system) or AG200-15 is an investigational low-dose, once-weekly combined hormonal contraceptive (CHC) patch that contains the active ingredients ethinyl estradiol (EE), a type of estrogen, and levonorgestrel (LNG), a type of progestin. Twirla is designed to be applied once weekly for three weeks, followed by a week without a patch.  The Company has completed its Phase 3 clinical trials of Twirla and is pursuing regulatory approval in the U.S. after resubmitting a New Drug Application (NDA) for Twirla on May 16, 2019.

About Agile Therapeutics, Inc.

Agile Therapeutics is a forward-thinking women’s healthcare company dedicated to fulfilling the unmet health needs of today’s women.  Our product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method.  Our lead product candidate, Twirla® (levonorgestrel/ethinyl estradiol transdermal system), also known as AG200-15, is an investigational low-dose, non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our regulatory submissions for Twirla. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements regarding the approvability and subsequent availability of Twirla.  Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward looking statements are subject to risks and uncertainties including risks related to our ability to adequately respond to the deficiencies in the second Twirla CRL issued by the FDA on December 21, 2017, the potential that the FDA determines that our data do not support approval of the Twirla NDA and requires us to conduct additional studies or reformulate Twirla to address the concerns raised in the 2017 CRL, our ability to obtain and maintain regulatory approval of Twirla, our ability to obtain a favorable Advisory Committee vote, the inability of our third-party manufacturer, Corium International, Inc. (Corium), to complete any work or provide any data and other information necessary to support the approval of our Twirla NDA, our ability along with Corium to complete successfully the scale-up of the commercial manufacturing process for Twirla, including the qualification and validation of equipment related to the expansion of Corium’s manufacturing facility and to pass a likely FDA pre-approval inspection, the performance and financial condition of Corium or any of the suppliers to our third-party manufacturer, the success and timing of our clinical trials or other studies, regulatory and legislative developments in the United States and foreign countries, our ability to obtain and maintain intellectual property protection for Twirla, our inability to timely obtain from our third-party manufacturer, Corium, sufficient quantities or quality of our product candidates or other materials required for a clinical trial or other tests and studies, and the other risks set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Agile Therapeutics

Contact:  Investor Relations — 609-683-1880